2
November 14, 1997


Company:       Cucos Inc.
RE:            Accession Number 0000731724-97-000020
               Proxy Statement Filed October 27, 1997



                         PROXY STATEMENT

      The following are changes to be made to the Proxy Statement dated October 27, 1997, filed with the Securities and Exchange
Commission via Edgar, Accession Number 0000731724-97-000020.


1. The table and footnote (7) on pages 1 and 2 under "Beneficial Owner(s) and Address" shall be deleted and replaced with the following table and footnote (7):

Beneficial Owner(s)              Amount Beneficially   Percent of
   and Address                        Owned (1)        Class (1)
Vincent J. Liuzza, Jr. (2)(3)       477,100 shares       19.8%
Mr. & Mrs. Gerald E. Siefken (4)    224,000 shares        9.3%
Raymond D. Schoenbaum (5)           210,500 shares        8.7%
Robert J. Monroe (6)                191,730 shares        8.0%
Elie V. Khoury (2)(7)                48,200 shares        1.9%
All directors and officers as
a group (8 persons) (9)             737,224 shares       30.6%

(7)  Includes 47,500 shares subject to options exercisable by Mr.
     Khoury.


2. The table and footnote (1) in Section I entitled "Election of Directors", following the third paragraph on page 3 shall be deleted and replaced with the following table and footnote:

                                              Shares
                               Director     Beneficially   Percent of
Nominees for Director   Age      Since        Owned(1)     Class (1)

Frank J. Ferrara, Jr.    44     Dec. 1995     15,000 (4)     .7%
Thomas J. Grace          56     Oct. 1983     56,003         2.5%
Elie V. Khoury           37    Sept. 1996     48,200 (4)     1.9%
David M. Liuzza          50     Jan. 1995     60,071         2.7%
Vincent J. Liuzza, Jr.   56     Mar. 1981    477,100 (2)    19.8%
Sidney C. Pulitzer       63     Oct. 1983     27,200         1.2%
Miguel Uria              59     Dec. 1983     82,650 (3)     3.7%

(1) The shares are owned of record by the beneficial owners shown with sole voting and investment authority, except as set forth in the notes below and except for the community property interest, if any, of the shareholder's spouse. The table includes currently exercisable options to purchase 31,500 shares which are held by Mr. Grace and exercisable options to purchase 48,200 shares which are held by Mr. Khoury.


3.   Page 10 is deleted and replaced with the following:

Compensation of Directors

     Directors of the Company are not paid fees for attendance at meetings of the Board of Directors or any other cash compensation for serving as directors. Directors are eligible to receive options under the Company's 1993 Stock Option Plan as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section  16(a)  of  the Securities  Exchange  Act  of  1934
requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, i.e., the Company's Common Stock ("10% Shareholders"), to file reports of ownership and reports of changes in ownership of such securities with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and 10% Shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period from July 1, 1996, to June 29, 1997, all of its officers, directors and 10% Shareholders complied with all applicable Section 16(a) filing requirements.